Exhibit (h)(12)(i)

SCHEDULE A

TO ACCESS ONE TRUST AMENDED EXPENSE LIMITATION AGREEMENT

PUBLIC FUNDS

Effective February 28, 2012 – February 28, 2013

	Expense Limit
Fund Name	Investor Class	Service Class
Access Flex High Yield Fund	1.95%	2.95%
Access Flex Bear High Yield Fund	1.73%	2.73%